COMMERCIAL SUB-LEASE AGREEMENT

Montecarlo Multiprofessional Services (Tenant)
Coastal Employment Inc. (Sub-Tenant)

1).- **PROPERTY**: Tenant rents to Sub-Tenant and Sub-Tenant rents from Tenant the real property and improvements described as: Frontage 20 ft., Depth 50 ft., and Floor Area 1,000 sq. ft., located at 9050 Slauson Ave., Pico Rivera, CA 90660.

2). - **TERM**: 1 Year and no months, beginning on: August 1, 2007 ("Commencement Date"): Sub-Lease: and shall terminate on August 1, 2008 at 12:01 a.m. Any holding over after this agreement expires, with Tenant's consent, shall create a month-to-month tenancy that either party may terminate the tenancy by giving written notice to the other at least 30 days prior to the intended termination date, subject to any applicable local laws. Such notice may be given on any date. Rent shall be at a rate equal to the rent for the immediately preceding month, payable in advance. All other terms and conditions of this agreement shall remain in full force and effect.

3). - **BASE RENT**: **<u>$1,250.00</u>** per month, for the first 12 months of the agreement. Commencing with 1st month and upon expiration of each 12 months thereafter, rent shall be adjusted (Whichever is greater) the 15% OR according to any increase in the U.S. Consumer Price Index of The Bureau of Labor Statistics of the Department of Labor for all Urban Consumers ("CPI") for: Los Angeles, Anaheim, Long Beach,(The city nearest the location of the Premises), based on the following formula: Base Rent will be multiplied by the most current CIP preceding the first calendar month during which the adjustment is to take effect, and divided by the most recent CPI preceding the Commencement Date. In no event shall any adjusted to Base Rent shall be based on an alternate index the most closely reflects the CPI.

4). - RENT: Definition: (Rent) shall mean all monetary obligations of Subtenant to Tenant under the terms of this agreement, except security deposit.
Payment shall be paid to: **<u>MONTECARLO MULTIPROFESSIONAL SERVICES at: 52191 Calle Avila, Coachella, CA 92236.</u>**
Payment must be paid not later than; the 5th of each month with 2 days grace period. If payment is made at a later time will be considered as a delinquent. And Subtenant must pay a late payment fee of **$200.00**.
5). - **SECURITY DEPOSIT**: Subtenant agrees to pay to Tenant $750.00 as a security deposit. Subtenant agrees no to hold Broker responsible for its return. If Base Rent increases during the term of this agreement; Subtenant agrees to increase security deposit by the same proportion as the increase in Base Rent.
All or any portion of the security may be used, as reasonably necessary, to (i) cure Subtenant default in payment of Rent, late charges, non-sufficient funds fees or other sums due to: repair damage, excluding ordinary wear and tear, caused by subtenant of by subtenant's clients, broom clean the premises, if necessary upon termination of sub tenancy of cover any other unfulfilled obligation of subtenant.

SECURITY DEPOSIT SHALL NOT BE USED BY TENANT IN LIEU OF PAYMENT OF LAST MONTH'S RENT.

6. **CONDITIONS OF THE PREMISES**: Subtenant has examined the premises and acknowledged that premises are clean and in operative condition. Items listed as exceptions shall be dealt with in the following manner: Maintenance of the premises assigned is the responsibility of the subtenant.
7. **ZONING ANDLAND USE**: Subtenant accepts the premises subject to all local, state and federal laws, regulation and ordinances (laws). Tenant makes no representation or warranty that Premises are now or in the future will be suitable for subtenant's use. Subtenant has made its own investigation regarding all applicable laws.
8. **TENANT OPERATING EXPENSES**: Subtenant agrees to pay for all utilities and services directly billed to subtenant.
9. **USE:** The Premises is for the sole use of: As an Employment Agency. No other use is permitted without Tenant's prior written consent.
10. **RULES AND REGULATIONS**: Tenant agrees to comply with all rules and regulations of Tenant (and if applicable, Landlord) that are ant any time posted on the Premises or delivered to subtenant. Subtenant shall not, and shall ensure that guests and licenses of subtenant DO NOT disturb, annoy, endanger, or interfere with other subtenants of the building or neighbors, or use the Premises for any unlawful purposes,.
11. **MAINTENANCE**: Subtenant is responsible for maintaining the Premises assigned in good condition, clean and safe condition. If Subtenant fails to maintain the premises. Tenant may contract for or perform and maintenance and charge to subtenant for Tenant's cost.
12. **SUB-TENANT IS RESPONSIBLE TO MAINTAIN THE AREA SECURE WITHOUT ACCESS TO THE PUBLIC DURING THE TIME OF ABSENCE, IN ORDER DO NOT CAUSE ANY DISTURBANCE TO THE REST OF SUBTENANTS.** This business will be open from Monday 9:00 a.m. to Saturday to 6:00 p.m.
13. **ALTERATIONS:** Subtenant shall not make any alterations in or about the premises, including installation of trade, fixtures and signs, without tenant's consent. Any alterations to the premises shall be done according to Law and with required permits.
14. **GOVERNMENT IMPOSED ALTERATIONS**: Any alterations required by law as a result of subtenant's use shall be subtenant's responsibility.
15. **ENTRY**: Subtenant shall make premises available to tenant for the purpose of entering to make inspections, necessary or agreed repairs, alterations, or improvements, or to supply necessary or agreed services, or to show premises to prospective or actual purchases, tenants, mortgagees, lenders, appraisers. Tenant and Subtenant agree that 24 hour notice (oral or written).

16. - **SUBLETTING:** No SUBLETTING is allowed by Subtenant.

17. - **SUBTENANT'S OBLIGATIONS UPON VACATING PREMISES**: Upon Termination of agreement, Subtenant shall give to Tenant all copies of all keys or opening devices to Premises

18. - **BREACH OF CONTRACT/EARLY TERMINATION**: In event Subtenant prior to expiration of this agreement, breaches any expiration, in addition to any obligations established before. Subtenant shall also be responsible for the lost rent, rental commissions worth, at the time of award of the amount by which the unpaid rent that would have been earned after expiration until the time of award exceeds the amount of such rental loss.

19.- **DAMAGES TO PREMISES**: If by no fault of Subtenant or Tenant premises are totally or partially damaged or destroyed by fire, earthquake, accident or other casualty, Landlord shall have the right to restore the Premises by repair or rebuilding.

20. - **HAZARDOUS MATERIALS**: Subtenant shall not use, store, generate, release or dispose of any hazardous materials on the Premises.

21.- **INSURANCE**: Subtenant's personal property, fixtures, equipment, inventory and vehicles are not insure by the Tenant against loss or damage due to fire, theft or vandalism, rain, water, criminal or negligent acts of others, or any other cause, Subtenant shall carry liability insurance in an amount of not less than $1,000,000.00.

22. - **DISPUTE RESOLUTION**:

MEDIATION: Subtenant and Tenant agree to mediate any dispute or claim arising between them out.

Provision is initialed:

Arbitration of Disputes: Subtenant and Tenant agree that any dispute or claim in law or equity arising between them out of this Agreement or any resulting transaction, which is not settled through mediation, shall be decided by neutral, binding arbitration.

23. **INDEMNIFICATION**: Subtenant shall indemnify, defend and hold Tenant harmless from all claims, disputes, litigation, Judgments, and attorney's fees arising out of Subtenant's use of the Premises.
24. **ATTORNEY'S FEES:** In any action or proceeding arising out of this agreement, prevailing party between Tenant and Subtenant shall be entitled to reasonable attorney's fees and costs from the non prevailing party tenant or subtenant.
25. **ENTIRE AGREEMENT**: Time is of the essence. All prior agreements between the tenant and subtenant are incorporated in this agreement, which constitutes the entire contract. It is intended as a final expression of the parties' agreement and may not be contradicted by evidence of any prior agreement or contemporaneous oral agreement. The parties further intend that this agreement constitutes the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial or other proceeding. If any involving this agreement. Any provision of this agreement that is held to be invalid shall not affect the validity or enforceability of any other provision in this agreement. This agreement shall be binding upon, and inure to the benefit of the heirs, assignees, and successors to the parties.

The foregoing terms and conditions are hereby agreed to and the undersigned acknowledge receipt of a copy of this document.

Dated: 7-19-07	Dated: 7/19/07
[signature]	[signature]
Montecarlo Multiprofessional Services	**Coastal Employment, Inc**